Exhibit 10.20

FORM OF SEPARATION AGREEMENT

by and among

BRISTOL-MYERS SQUIBB COMPANY,

MEAD JOHNSON NUTRITION COMPANY

and

MJN RESTRUCTURING HOLDCO, INC.

Dated as of             , 2009

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

ARTICLE II

The Separation

SECTION 2.01.	Transfer of Assets and Assumption of Liabilities	16
SECTION 2.02.	MJN Assets	18
SECTION 2.03.	MJN Liabilities	19
SECTION 2.04.	Termination of Agreements	22
SECTION 2.05.	Documents Relating to Other Transfers of Assets and Assumption of Liabilities	23
SECTION 2.06.	Other Ancillary Agreements	23
SECTION 2.07.	The Non-U.S. Plan	23
SECTION 2.08.	Representations and Warranties	23
SECTION 2.09.	Financing Arrangements	24
SECTION 2.10.	Governmental Approvals and Consents	25
SECTION 2.11.	Novation of Assumed MJN Liabilities	26
SECTION 2.12.	Novation of Assumed Liabilities other than MJN Liabilities	27
SECTION 2.13.	Value Added Tax	28

ARTICLE III

The IPO and Actions Pending the IPO

SECTION 3.01.	The IPO	28
SECTION 3.02.	Proceeds of the IPO	28
SECTION 3.03.	Charter; By-laws	29

ARTICLE IV

Closing of the Separation Transactions

SECTION 4.01.	Separation Date	29

ARTICLE V

Mutual Releases; Indemnification

SECTION 5.01.	Release of Pre-Closing Claims	29
SECTION 5.02.	Indemnification by MJN	31

SCHEDULES

Schedule 1.01(a)	Other MJN Contracts
Schedule 1.01(b)	Non-U.S. Plan
Schedule 2.01(c)(i)	Delayed Transfer Assets
Schedule 2.01(c)(ii)	Delayed Transfer Liabilities
Schedule 2.01(c)(iii)	Delayed Transfer Agreements
Schedule 2.01(d)	BMS Shared Contracts
Schedule 2.01(e)	MJN Shared Contracts
Schedule 2.02(a)(i)	MJN Assets
Schedule 2.02(a)(iii)	Capital Stock of Transferred Subsidiaries and Other Third Parties
Schedule 2.02(b)(i)	Excluded Assets
Schedule 2.02(b)(iii)	Excluded Contracts
Schedule 2.03(a)(i)	MJN Liabilities
Schedule 2.03(b)(i)	Excluded Liabilities
Schedule 2.03(b)(iv)	Excluded Environmental Liabilities
Schedule 2.04(a)	Intercompany Accounts Payable and Receivable
Schedule 2.04(b)(ii)	Excluded Terminated Agreements
Schedule 11.09	Expenses

EXHIBITS
Exhibit A	Amended and Restated Certificate of Incorporation of Mead Johnson Nutrition Company

Exhibit B	Amended and Restated By-laws of Mead Johnson Nutrition Company

FORM OF SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT, dated as of , 2009, is by and among BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), MEAD JOHNSON NUTRITION COMPANY, a Delaware corporation (on or after the Separation Date, “MJN”) and MJN RESTRUCTURING HOLDCO, INC., a Delaware corporation (prior to the Separation Date, “MJN”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, the Board of Directors of BMS has determined that it is in the best interests of BMS and its stockholders to separate the Mead Johnson Business from that of BMS;

WHEREAS, in furtherance of the foregoing, it is appropriate and desirable to transfer the MJN Assets to MJN and its Subsidiaries and to cause MJN and its Subsidiaries to assume the MJN Liabilities, all as more fully described in this Agreement and the Ancillary Agreements;

WHEREAS, the Board of Directors of BMS has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, to cause MJN to offer and sell for its own account in the IPO a limited number of shares of Class A Common Stock; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the IPO and certain other agreements that will govern certain matters relating to the Separation, the IPO and the relationship of BMS, MJN and their respective Subsidiaries following the IPO.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. For the purpose of this Agreement the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Separation Agreement, including all of the Schedules and Exhibits hereto.

“Ancillary Agreements” means the Transitional Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Manufacture and Supply Agreements, the IP Assignments, the Contribution Agreements, the Asset Purchase Agreement, the agreements and other documents comprising the Non-U.S. Plan, the Transfer Documents and other related agreements thereto.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated September 30, 2008, by and between MJC and ERS.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disk, magnetic tape or any other form;

(b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, other equipment, furniture, office equipment, automobiles, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee, lessor, sublessor, lessee, sublessee or otherwise;

(e) all interests in any capital stock or other equity interests of any other Person, all bonds, notes, debentures or other securities issued by any other Person, all loans, advances or other extensions of credit or capital contributions to any other Person and all other investments in any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

(g) all deposits, letters of credit and performance and surety bonds;

(h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(i) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

(j) all computer applications, programs and other software, including operating software, network software firmware, middleware, design software, design tools, systems documentation and instructions;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable;

(m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choices in action and similar rights, whether accrued or contingent;

(n) all rights under insurance policies and all rights in the nature of insurance, indemnification, recovery or contribution;

(o) all licenses, permits, approvals, consents, registrations and authorizations which have been obtained from any Governmental Authority;

(p) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“BMS” has the meaning set forth in the preamble hereto.

“BMS Business” means: (a)(i) the business and operations of BMS that manufactures, markets, distributes and sells pharmaceuticals or consumer medicines on a worldwide basis, and (ii) all other businesses (including the businesses and operations related to the Excluded Assets) not otherwise included in the Mead Johnson Business, and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the BMS Business (as described in the foregoing clause (a)) as then conducted.

“BMS Group” means BMS and each Person (other than any Person in the MJN Group) that is an Affiliate of BMS immediately after the Separation Date.

“BMS Indemnitees” has the meaning set forth in Section 5.02.

“BMS Names” has the meaning set forth in Section 9.02.

“BMS Shared Contract” means those contracts set forth on Schedule 2.01(d).

“BMS Transfer Document” has the meaning set forth in Section 2.05.

“Buyer” means the direct or indirect Subsidiary of BMS or MJN, as applicable, buying assets under any Local Asset Purchase Agreement.

“Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of MJN.

“Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of MJN.

“Closing Date” means the first time at which any shares of Class A Common Stock are sold to the Underwriters pursuant to the IPO in accordance with the terms of the Underwriting Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contribution Agreements” means, collectively, (i) the Contribution Agreement, dated August 22, 2008, by and between BMS and ERS, (ii) the Contribution Agreement, effective as of January 31, 2009, by and between BMS and MJN Restructuring Holdco, Inc., and (iii) the Contribution Agreement, effective as of January 31, 2009, by and between MJN Restructuring Holdco, Inc. and Mead Johnson & Company.

“Default VAT” has the meaning set forth in Section 2.13.

“Delayed Transfer Assets” means any MJN Assets that are expressly provided in this Agreement or any Ancillary Agreement to be transferred to MJN, its successor or any Person in the MJN Group after the Separation Date, including the Assets set forth or described in Schedule 2.01(c)(i).

“Delayed Transfer Liabilities” means any MJN Liabilities that are expressly provided in this Agreement or any Ancillary Agreement to be assumed by MJN, its successor or any Person in the MJN Group after the Separation Date, including the Liabilities set forth or described in Schedule 2.01(c)(ii).

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the Separation Date, by and between BMS and Mead Johnson Nutrition Company.

“Environmental Law” means any applicable federal, state, local, foreign or international statute, ordinance, rule, regulation, code, notice of liability or request for information, license, permit, authorization, approval, consent, common law doctrine (including tort and nuisance law), order, judgment, decree, injunction, or requirement, now or hereafter in effect, relating to pollution, or protection of human or occupational health and safety (including as it relates to hazardous, toxic or deleterious chemicals, materials, substances or wastes, noise, odor or vibration) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments).

“Environmental Liabilities” means all Liabilities (including all removal, remediation or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) actual or alleged (i) compliance or noncompliance with any Environmental Law, (ii) generation, use, storage, management, treatment, transportation, distribution, emission, discharge or disposal of any Hazardous Material, or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Material (including any exposure to Hazardous Materials of any current or former employee or independent contractor), or (b) any contract, agreement, or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Work” has the meaning set forth in Section 5.07.

“ERISA” has the meaning set forth in Section 2.08(b).

“ERS” means E.R. Squibb & Sons, L.L.C., a Delaware limited liability company.

“Escalation Notice” has the meaning set forth in Section 8.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02(b).

“Excluded Employee Assets” shall mean the employee-related Assets retained by BMS with respect to its employee retirees and deferred vested former employees, as set forth in the Employee Matters Agreement.

“Excluded Employee Liabilities” means the employee-related Liabilities retained by BMS with respect to its employee retirees and deferred vested former employees, as set forth in the Employee Matters Agreement.

“Excluded Environmental Liabilities” has the meaning set forth in Section 2.03(b).

“Excluded Liabilities” has the meaning set forth in Section 2.03(b).

“Existing Note” means the $2,000,000,000 intercompany note due 2018 between ERS and MJC.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the MJN Group or the BMS Group, as the context requires.

“Hazardous Material” means any hazardous, toxic or deleterious chemical, material, substance or waste, including radioactive, explosive, medical or biohazardous materials or wastes, petroleum and its byproducts and distillates, solvents or solvent-based materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or urea formaldehyde foam insulation, or noise, odor or vibration.

“Indemnifying Party” has the meaning set forth in Section 5.04(a).

“Indemnitee” has the meaning set forth in Section 5.04(a).

“Indemnity Payment” has the meaning set forth in Section 5.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Policies” means the insurance policies written by insurance carriers, including those affiliated with BMS, pursuant to which MJN or one or more of its Subsidiaries (or their respective officers or directors) will be insured parties after the Separation Date.

“Insurance Proceeds” means those monies:

(a) received by an insured from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured; or

(c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in each such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intercompany Notes” means, collectively, (i) the $750,000,000 intercompany note due 2014 between ERS and MJC, (ii) the $500,000,000 intercompany note due 2016 between ERS and MJC, and (iii) the $500,000,000 intercompany note due 2019 between ERS and MJC.

“IP Assignments” means, collectively, (i) the Assignment of Trademarks, effective as of January 31, 2009, by and between BMS and MJN, (ii) the Assignment of Domain Names, effective as of January 31, 2009, by and between BMS and MJN, and (iii) the Assignment of Patents, effective as of January 31, 2009, by and between BMS and MJN.

“IPO” means the initial public offering by MJN of shares of Class A Common Stock pursuant to the IPO Registration Statement.

“IPO Document” has the meaning set forth in Section 5.02.

“IPO Registration Statement” means the registration statement on Form S-l (File No. 333-156298) filed under the Securities Act, pursuant to which the Class A Common Stock to be issued in the IPO will be registered, together with all amendments thereto.

“Liabilities” means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, reckonings, indemnities and similar obligations, covenants, controversies, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Lien” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Local Asset Purchase Agreements” means the asset purchase agreements in respect of assets of business operated outside the U.S. entered into among Persons in the BMS Group and Persons in the MJN Group, including the non-U.S. asset purchase agreements set forth or described in Schedule 1.01(b).

“Local Contribution Agreements” means the contribution agreements contributing stock of Persons in the MJN Group that are non-U.S. Persons entered into among Persons in the BMS Group and/or Persons in the MJN Group, including the contribution agreements set forth or described in Schedule 1.01(b).

“Local Stock Purchase Agreements” means the stock purchase agreements in respect of stock of entities in the MJN Group that are non-U.S. Persons entered into among Persons in the BMS Group and Persons in the MJN Group, including the non-U.S. stock purchase agreements set forth or described in Schedule 1.01(b).

“Manufacture and Supply Agreements” means, collectively, (i) the Manufacture and Supply Agreement, dated as of the date hereof, by and between Mead Johnson & Company, a Delaware corporation, and Bristol-Myers Squibb Company, a Delaware corporation, (ii) the Manufacture and Supply Agreement, dated as of the date hereof, by and between Mead Johnson Nutricionales (Mexico) S. de R.L. de C.V., a Mexico corporation, and Bristol-Myers Squibb de Mexico S. de R.L. de C.V., a Mexico corporation, and (iii) the Manufacture and Supply Agreement, dated as of the date hereof, by and between Mead Johnson Nutrition (Ecuador) Cia. Ltda., an Ecuador corporation, and Bristol-Myers Squibb Ecuador Cia. Limited, an Ecuador corporation.

“Mead Johnson Business” means: (a)(i) the business and operations of the Mead Johnson Nutritionals segment of BMS that involves the manufacturing and marketing of products, including infant formula and children’s nutritional products, on a worldwide basis, and (ii) such other businesses and operations relating thereto currently carried on by the Mead Johnson Nutritionals segment of BMS, and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Mead Johnson Business (as described in the foregoing clause (a)) as then conducted, but in each case, excluding the businesses and operations related to the Excluded Assets.

“MJC” means Mead Johnson & Company, a Delaware corporation.

“MJN” has the meaning set forth in the preamble hereto.

“MJN Assets” has the meaning set forth in Section 2.02(a).

“MJN Balance Sheet” means the consolidated balance sheet of the Mead Johnson Nutritionals segment of BMS as of September 30, 2008.

“MJN Contracts” means the following contracts and agreements to which BMS or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by BMS or any Person in the BMS Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) any supply or vendor contracts or agreements listed that relate primarily to the Mead Johnson Business;

(b) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or Person in the MJN Group;

(c) any contract or agreement, including any joint venture agreement, that relates primarily to the Mead Johnson Business;

(d) federal, state and local government and other contracts and agreements that relate primarily to the Mead Johnson Business;

(e) any contract or agreement representing capital or operating equipment lease obligations reflected on the MJN Balance Sheet;

(f) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to MJN or any Person in the MJN Group; and

(g) (i) any guarantee, indemnity, representation, warranty or other Liability of any Person in the MJN Group or the BMS Group in respect of any other MJN Contract, any MJN Liability or the Mead Johnson Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Mead Johnson Business), and (ii) the contracts, agreements and other documents listed or described on Schedule 1.01(a)).

“MJN Employee Assets” means the employee-related Assets retained by MJN with respect to its employee retirees and deferred vested former employees, as set forth in the Employee Matters Agreement.

“MJN Employee Liabilities” means the employee-related Liabilities retained by MJN with respect to its employee retirees and deferred vested former employees, as set forth in the Employee Matters Agreement.

“MJN Group” means MJN, its successor, each Subsidiary of MJN and each other Person that is either controlled directly or indirectly by MJN immediately after the Separation Date or that is contemplated to be controlled by MJN pursuant to the Non-U.S. Plan (other than any Person that is contemplated not to be controlled by MJN pursuant to the Non-U.S. Plan).

“MJN Indemnitees” has the meaning set forth in Section 5.03(a).

“MJN Liabilities” has the meaning set forth in Section 2.03(a).

“MJN Shared Contract” means those contracts set forth on Schedule 2.01(e).

“MJN Shared Contract Liability” means any Liability related to, arising out of or resulting from an MJN Shared Contract.

“MJN Transfer Document” has the meaning set forth in Section 2.05.

“Non-MJN Assets” means any assets of BMS or any Person in the BMS Group other than MJN Assets.

“Non-U.S. Plan” means the series of transactions, agreements and other arrangements, including the Local Asset Purchase Agreements, the Local Contribution Agreements and the Local Stock Purchase Agreements, pursuant to which the non-U.S. Assets and Liabilities of BMS and its Affiliates have been or will be transferred between the parties hereto or thereto, including the agreements set forth or described in Schedule 1.01(b) (as such Schedule may be supplemented by mutual consent of the parties prior to the Separation Date).

“NYSE” means The New York Stock Exchange, Inc.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” means the rate which                  (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Proceeding” has the meaning set forth in Section 11.16.

“Prospectus” means each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments) or within any building, structure, fixture or equipment.

“Revolving Credit Facility” means, collectively, the one or more revolving credit facilities, in an aggregate principal amount of up to $500,000,000, to be entered into by Mead Johnson Nutrition Company, as borrower, the lenders named therein, and any other agents and lending banks from time to time party thereto, as may be amended, modified, restated or replaced at any time.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Seller” means the BMS or MJN direct or indirect Subsidiary selling assets under any Local Asset Purchase Agreement.

“Separation” has the meaning set forth in Section 4.01.

“Separation Date” has the meaning set forth in Section 4.01.

“Shared Contract Liability” means any Liability related to, arising out of or resulting from an MJN Shared Contract or a BMS Shared Contract.

“Shared Site” means any current or former site that is or was owned or leased by either BMS or MJN and, during the time of such ownership or lease, contained both Mead Johnson Business operations, operated by MJN or any other Person in the MJN Group, and BMS Business operations, operated by BMS or any other Person in the BMS Group. For purposes of this Agreement, the party which owned or leased or otherwise controlled the site during the period of such dual operations shall be considered the “host” and the other party shall be considered the “guest.”

“Significant Subsidiary” has the meaning set forth in Section 2.08(b).

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the Separation Date, by and between BMS and Mead Johnson Nutrition Company.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Taxing Authority” has the meaning set forth in the Tax Matters Agreement.

“Third Party Claim” has the meaning set forth in Section 5.05(a).

“Transfer Document” has the meaning set forth in Section 2.05.

“Transitional Services Agreement” means the Transitional Services Agreement, dated as of the Separation Date, by and between BMS and Mead Johnson Nutrition Company.

“Underwriters” means the underwriters for the IPO.

“Underwriting Agreement” means the underwriting agreement to be entered into among Mead Johnson Nutrition Company and the Underwriters with respect to the IPO.

“VAT” means any value added tax, goods and services tax, similar indirect tax or any tax analogous thereto.

ARTICLE II

The Separation

SECTION 2.01. Transfer of Assets and Assumption of Liabilities. (a) On the Separation Date, BMS shall contribute, assign, transfer, convey and deliver to MJN, and agree to cause its applicable Subsidiaries to contribute, assign, transfer, convey and deliver to MJN, and MJN shall acquire from BMS and its applicable Subsidiaries, all of BMS’s and such Subsidiaries’ respective rights, titles and interests in all MJN Assets, other than the Excluded Assets and the Delayed Transfer Assets.

(b) On the Separation Date, MJN shall assume, and agree to pay, perform, satisfy, discharge or otherwise defend on a timely basis all of the MJN Liabilities other than the Excluded Liabilities and the Delayed Transfer Liabilities, in accordance with their respective terms, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts on which they are based occurred on, prior to or subsequent to the Separation Date, (iii) when, where or against whom such Liabilities are asserted or determined, (iv) whether asserted or determined on, prior to or subsequent to the Separation Date, or (v) whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any Person in the BMS Group.

(c) Each of the parties hereto agrees that the Delayed Transfer Assets, including the Assets set forth or described in Schedule 2.01(c)(i), will be contributed, assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities, including the Liabilities set forth or described in Schedule 2.01(c)(ii), will be accepted and assumed, in accordance with the terms of the agreements that provide for such contribution, assignment, transfer, conveyance and delivery, or such acceptance or assumption, after the Separation Date or as otherwise set forth on Schedule 2.01(c)(iii). Following such contribution, assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the acceptance and assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Ancillary Agreements as an MJN Asset or an MJN Liability, as the case may be.

(d) On and after the Separation Date, BMS shall make available to the MJN Group the benefits and rights under each BMS Shared Contract to the extent such benefits and rights have historically been and currently are provided to the Mead Johnson Business; provided, however, that (i) no Person in the MJN Group shall take any action, or refrain from taking any action, if (A) such action or inaction is reasonably likely to or does result in a breach on the part of any Person in the BMS Group under any BMS Shared Contract and (B) such Person in the MJN Group would otherwise be obligated to take or not take such action under the BMS Shared Contract had such Person become severally liable under the BMS Shared Contract on the Separation Date, (ii) each Person in the MJN Group shall cooperate with BMS and, at BMS’s request, take such actions that are reasonably necessary or desirable to ensure that BMS is able to perform its obligations constituting Shared Contract Liabilities under such BMS Shared Contract, and (iii) to the extent any Liability under a BMS Shared Contract is either (x) specifically allocated to the Mead Johnson Business or (y) related to the benefits and rights made available to the MJN Group under such BMS Shared Contract, such Shared Contract Liabilities shall be, as between BMS and MJN, the responsibility of MJN. It is understood that, unless otherwise mutually agreed, there will not be a novation or assignment of the Shared Contract Liabilities and that MJN shall perform its obligations hereunder by taking all such actions as are reasonably necessary or desirable to ensure that the BMS is able to perform all of the obligations constituting Shared Contract Liabilities under each BMS Shared Contract.

(e) On and after the Separation Date, MJN shall make available to the BMS Group the benefits and rights under each MJN Shared Contract to the extent such benefits and rights have historically been provided and currently are to the BMS Group; provided, however, that (i) no Person in the BMS Group shall take any action, or refrain from taking any action, if (A) such action or inaction is reasonably likely to or does result in a breach on the part of any Person in the MJN Group under any MJN Shared Contract and (B) such Person in the BMS Group would otherwise be obligated to take or not take such action under the MJN Shared Contract had such Person become severally liable under the MJN Shared Contract on the Separation Date, (ii) each Person in the BMS Group shall cooperate with MJN and, at MJN’s request, take such actions that are reasonably necessary or desirable to ensure that MJN is able to perform its obligations constituting Shared Contract Liabilities under such MJN Shared Contract, and (iii) to the extent any Liability under an MJN Shared Contract is either (x) specifically allocated to the BMS Group or (y) related to the benefits and rights made available to the BMS Group under such MJN Shared Contract, such MJN Shared Contract Liabilities shall be, as between BMS and MJN, the responsibility of BMS. It is understood that, unless otherwise mutually agreed, there will not be a novation or assignment of the MJN Shared Contract Liabilities and that BMS shall perform its obligations hereunder by taking all such actions as are reasonably necessary or desirable to ensure that MJN is able to perform all of the obligations constituting Shared Contract Liabilities under each MJN Shared Contract.

(f) In the event that at any time or from time to time, any party hereto (or Person in of such party’s respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall use its commercially reasonable efforts to promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

SECTION 2.02. MJN Assets. (a) For purposes of this Agreement, “MJN Assets” shall mean (without duplication):

(i) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or Schedule 2.02(a)(i) or any other Schedules hereto or thereto) as Assets to be transferred to MJN or any other Person in the MJN Group, including any MJN Employee Assets (other than Excluded Employee Assets);

(ii) any rights of any Person in the MJN Group under any of the Insurance Policies;

(iii) (A) any MJN Contracts, (B) all issued and outstanding capital stock of the Subsidiaries of BMS set forth or described in Schedule 2.02(a)(iii), and (C) the shares of capital stock of certain entities held by BMS as set forth or described in Schedule 2.02(a)(iii);

(iv) any Assets reflected in the MJN Balance Sheet as Assets of MJN and its Subsidiaries, subject to any dispositions of such Assets subsequent to the date of the MJN Balance Sheet; and

(v) any and all Assets owned or held immediately prior to the Separation Date by BMS or any of its Subsidiaries that are related primarily to the Mead Johnson Business. The intention of this clause (v) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the Separation Date hereof, would have otherwise been classified as an MJN Asset. No Asset shall be deemed to be an MJN Asset solely as a result of this clause (v) if such Asset is within the category or type of

Asset expressly covered by the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed an MJN Asset solely as a result of this clause (v) unless a claim with respect thereto is made by MJN on or prior to the first anniversary of the Separation Date.

Notwithstanding the foregoing, the MJN Assets shall not in any event include the Excluded Assets referred to in Section 2.02(b).

(b) For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i) the Assets set forth or described in Schedule 2.02(b)(i);

(ii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by BMS or any other Person in the BMS Group;

(iii) the Excluded Employee Assets;

(iv) any contract or agreement set forth or described in Schedule 2.02(b)(iii); and

(v) all other Assets of BMS that are not MJN Assets.

SECTION 2.03. MJN Liabilities. (a) For the purposes of this Agreement, “MJN Liabilities” shall mean (without duplication with 2.03(b)):

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or Schedule 2.03(a)(i) or any other Schedules hereto or thereto) as Liabilities to be assumed by MJN or any Person in the MJN Group, and all agreements, obligations and Liabilities of any Person in the MJN Group under this Agreement or any of the Ancillary Agreements;

(ii) all Liabilities, including any MJN Employee Liabilities (other than Excluded Employee Liabilities), primarily relating to, arising out of or resulting from:

(A) the operation of the Mead Johnson Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, manager, member, employee or agent (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation of any business conducted by any Person in the MJN Group at any time after the Separation Date (including any

Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, manager, member, employee or agent (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any MJN Assets (including any MJN Contracts and any real property and leasehold interests),

in any such case whether arising before, on or after the Separation Date;

(iii) all Environmental Liabilities;

(A) at any Shared Site where BMS is the “host,” to the extent directly (i) caused by MJN or any other Person in the MJN Group or specifically related to the operation of the Mead Johnson Business at the site or (ii) related to any fixtures, machinery, equipment, infrastructure or other Assets specifically installed or constructed by or for MJN or any other Person in the MJN Group (regardless of ownership), in each case, whether occurring or arising before, on or after the Separation Date;

(B) at any Shared Site where MJN is the “host,” to the extent not directly (i) caused by BMS or any other Person in the BMS Group or specifically related to the operation of the BMS Business at the site or (ii) related to any fixtures, machinery, equipment, infrastructure or other Assets specifically installed or constructed by or for BMS or any other Person in the BMS Group at the site (regardless of ownership), in each case, whether occurring or arising before, on or after the Separation Date;

(C) at any location that is not a Shared Site, relating to, arising out of or resulting from: (i) the operation of the Mead Johnson Business, as conducted at any time prior to, on or after the Separation Date (including any Environmental Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, manager, member, employee or agent (whether or not such act or failure to act is or was within such Person’s authority)); or (ii) the MJN Assets (including any real property and leasehold interests, fixtures, machinery, equipment or infrastructure), in any such case whether arising before, on or after the Separation Date; or

(D) relating to, arising out of or resulting from any of the terminated, divested or discontinued business and operations of the Mead Johnson Business.

(iv) all Liabilities relating to, arising out of or resulting from the Intercompany Notes or the Revolving Credit Facility;

(v) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of the Mead Johnson Business;

(vi) all Liabilities reflected as liabilities or obligations of MJN in the MJN Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the MJN Balance Sheet; and

(vii) all MJN Shared Contract Liabilities, whether arising before, on or after the Separation Date.

Notwithstanding the foregoing, the MJN Liabilities shall not include the Excluded Liabilities referred to in Section 2.03(b) below.

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or Schedule 2.03(b)(i) or any other Schedules hereto or thereto) as Liabilities to be retained or assumed by BMS or any other Person in the BMS Group, and all agreements and obligations of any Person in the BMS Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all liabilities relating to, arising out of or resulting from any Excluded Assets;

(iii) any Excluded Employee Liabilities;

(iv) any Environmental Liabilities:

(A) at any Shared Site where BMS is the “host,” to the extent not directly (i) caused by MJN or any other Person in the MJN Group or specifically related to the operation of the Mead Johnson Business at the site or (ii) related to any fixtures, machinery, equipment, infrastructure or other Assets specifically installed or constructed by or for MJN or any other Person in the MJN Group at the site (regardless of ownership), in each case, whether occurring or arising before, on or after the Separation Date;

(B) at any Shared Site where MJN is the “host,” to the extent directly (i) caused by BMS or any other Person in the BMS Group or specifically related to the operation of the BMS Business at the site or (ii) related to any fixtures, machinery, equipment, infrastructure or other Assets specifically installed or constructed by or for BMS or any other Person in the BMS Group at the site (regardless of ownership), in each case, whether occurring or arising before, on or after the Separation Date; or

(C) set forth or described in Schedule 2.03(b)(iv) (the “Excluded Environmental Liabilities”).

(v) Shared Contract Liabilities that are not MJN Shared Contract Liabilities; and

(vi) all other Liabilities of BMS that are not MJN Liabilities.

SECTION 2.04. Termination of Agreements. (a) Except as set forth in Section 2.04(b), in furtherance of the releases and other provisions of Section 5.01 hereof, MJN and each Person in the MJN Group, on the one hand, and BMS and each Person in the BMS Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among MJN and any Person in the MJN Group, on the one hand, and BMS and any Person in the BMS Group, on the other hand, effective as of the Separation Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Date. Except as otherwise set forth or described in Schedule 2.04(a), (i) all intercompany accounts receivable owed by BMS or any U.S. Person in the BMS Group to MJN or any U.S. Person in the MJN Group shall be offset by all intercompany accounts payable owed by MJN or any U.S. Person in the MJN Group to BMS or any U.S. Person in the BMS Group, (ii) any net accounts receivable shall be used to offset the balances of the foreign intercompany notes that remain outstanding following the IPO to the extent the net proceeds from the IPO are insufficient to fully repay the foreign intercompany notes as described in the IPO Registration Statement, and (iii) the remainder of any net accounts receivable shall be paid as a dividend of unwanted assets from MJN or any U.S. Person in the MJN Group, as the case may be, directly or indirectly to ERS. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.04(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any Person in their respective Groups); (ii) any agreements, arrangements, commitments or understandings set forth or described in Schedule 2.04(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the Persons in their respective Groups under any such agreements, arrangements, commitments or understandings constitute MJN Assets or MJN Liabilities, they shall be assigned pursuant to Section 2.01); (iv) the Intercompany Notes, (v) the Revolving Credit Facility, and (vi) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive the Separation Date.

SECTION 2.05. Documents Relating to Other Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of MJN Assets and the assumption of MJN Liabilities set forth in Section 2.01(a) and (b) simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) BMS shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, deeds, assignments of contracts, assignment of trademarks, assignment of domain names, assignment of patents, and other instruments of transfer, conveyance and assignment (collectively, the “BMS Transfer Documents”) as and to the extent necessary to evidence the transfer, conveyance and assignment of all of BMS’s and its Subsidiaries’ right, title and interest in and to the MJN Assets to MJN, and (ii) MJN shall execute and deliver, to BMS and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of assumption (collectively, the “MJN Transfer Documents”, and together with the BMS Transfer Documents, the “Transfer Documents”) as and to the extent necessary to evidence the valid and effective assumption of the MJN Liabilities by MJN.

SECTION 2.06. Other Ancillary Agreements. On or prior to the Separation Date, except as provided in Section 2.07, each of BMS and MJN will execute and deliver all Ancillary Agreements to which it is a party.

SECTION 2.07. The Non-U.S. Plan. Each of BMS and MJN shall take, and shall cause each Person in its respective Group to take, all commercially reasonable actions as may be necessary to consummate the transactions contemplated by the Non-U.S. Plan (whether on, prior to or after the Separation Date). Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, no party shall be entitled to receive or retain any Asset unless such party shall have paid any consideration contemplated to be paid by it in connection therewith pursuant to the Non-U.S. Plan.

SECTION 2.08. Representations and Warranties. (a) Each of BMS (on behalf of itself and each Person in the BMS Group) and MJN (on behalf of itself and each Person in the MJN Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way, express or implied, as to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, as to any Consents required in connection therewith, as to the value or freedom from any Liens of, or any other matter concerning, any Assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, all such Assets are being transferred on an “as is”, “where is” basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Lien, and (ii) any necessary Consents or Governmental Approvals are not obtained or that any requirements of laws or judgments are not complied with.

(b) Notwithstanding the foregoing Section 2.08(a), BMS represents and warrants and agrees with MJN that as of the Separation Date:

(i) The IPO Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading based upon information relating to BMS furnished to MJN in writing by BMS expressly for use therein.

(ii) All material federal, state, local and foreign tax returns required to be filed by MJN and its “significant subsidiaries”, as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act (each, a “Significant Subsidiary”), through the Separation Date have been filed and all taxes shown on such returns have been paid. All material taxes due or claimed to be due from MJN and its Significant Subsidiaries have been paid, other than taxes currently payable without penalty or interest and taxes being contested in good faith and by appropriate proceedings and in, each case, for which adequate reserves have been established on the books and records of MJN and its Significant Subsidiaries in accordance with generally accepted accounting principles. No material tax deficiency has been proposed, asserted or, to the knowledge of BMS, threatened against MJN or any of its Significant Subsidiaries or any of their respective properties or assets.

(iii) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by BMS for employees or former employees of MJN has to BMS’s knowledge been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived.

SECTION 2.09. Financing Arrangements. (a) Prior to or concurrently with the Closing Date, BMS agrees to cause ERS to forgive $250,000,000 of the Existing Note, and MJN agrees to cause MJC to issue the Intercompany Notes by amending and restating the Existing Note. MJN and BMS agree to cause MJC and ERS, as the case may be, to take all commercially reasonable actions as may be necessary to consummate the issuance of the Intercompany Notes. MJN will pay all fees and expenses associated with the Intercompany Notes.

(b) To the extent the net proceeds from the IPO are insufficient to fully repay the foreign intercompany notes as described in the IPO Registration Statement, BMS agrees to make a cash contribution to MJN in an amount equal to the shortfall prior to or concurrently with this offering.

(c) Prior to or concurrently with the Closing Date, MJN intends to enter into the Revolving Credit Facility. MJN and BMS agree to take all commercially reasonable actions as may be necessary to consummate the entry into the Revolving Credit Facility. MJN will pay all fees and expenses associated with the entry into the Revolving Credit Facility.

SECTION 2.10. Governmental Approvals and Consents. (a) To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use their commercially reasonable efforts to obtain any such Governmental Approvals and Consents.

(b) If and to the extent that the valid, complete and perfected transfer or assignment to the MJN Group of any MJN Assets would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation or the IPO, then, unless BMS shall otherwise mutually determine, the transfer or assignment to the MJN Group of such MJN Assets shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and such Consents or Governmental Approvals have been obtained and the failure to so transfer or assign any such MJN Assets shall not be a breach of the obligations of BMS pursuant to Section 2.01 hereof. Notwithstanding the foregoing, such Asset shall be deemed an MJN Asset for purposes of determining whether any Liability is an MJN Liability.

(c) If the transfer or assignment of any MJN Assets intended to be transferred or assigned hereunder including pursuant to the Non-U.S. Plan, is not consummated on the Separation Date, whether as a result of the provisions of Section 2.10(b) or for any other reason, then, to the extent permitted by applicable law and subject to compliance with Section 2.12(b) by the Person to whom the MJN Asset was to be transferred, the Person in the BMS Group retaining such Asset shall thereafter hold such Asset for the use and benefit insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person in the BMS Group retaining such MJN Asset shall take such other actions as may be reasonably requested by the Person to whom such MJN Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such MJN Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such MJN Asset, including possession, use, risk of loss, potential for gain and dominion, control and command over such Assets, are to inure from and after the Separation Date to the MJN Group. Notwithstanding the foregoing, if following a request from BMS, MJN fails to discharge any due and outstanding MJN Liability related to an MJN Asset being held by a Person in the BMS Group, or otherwise fails to reasonably assure BMS that such MJN Liability will be promptly discharged, then such Person in the BMS Group, in addition to any other rights and remedies BMS may have hereunder, shall no longer be required to hold such MJN Asset for the benefit of MJN and, subject to Section 2.10(d), may retain such MJN Asset for its own use and benefit.

(d) If and when the Consents and Governmental Approvals, the absence of which caused the deferral of transfer of any MJN Asset pursuant to Section 2.10(b), are obtained, the transfer of the applicable MJN Asset shall be effected in accordance with the terms of this Agreement; provided, however, that MJN has satisfied its obligations pursuant to Section 2.12(b).

(e) The Person in the BMS Group retaining an MJN Asset due to the deferral of the transfer of such MJN Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the MJN Asset, other than non-material out-of-pocket administrative expenses, attorneys’ fees and recording or similar fees reasonably necessary to protect the value of an MJN Asset and where, due to time sensitivity, it is not practicable to first seek advancement of such funds. Such amounts shall be promptly reimbursed by MJN or the Person in the MJN Group entitled to such MJN Asset.

SECTION 2.11. Novation of Assumed MJN Liabilities. (a) Each of BMS and MJN, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign to the applicable Person in the MJN Group all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute MJN Liabilities (other than any MJN Liability that constitutes a Shared Contract Liability), or to obtain in writing the unconditional release of all parties to such arrangements other than any Person in the MJN Group, so that, in any such case, MJN and its Subsidiaries will be solely responsible for such Liabilities; provided, however, that neither BMS nor MJN shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions, amendments and releases are requested; provided further, however, that any legal fees or other administrative costs associated with obtaining such consents, approvals, substitution, amendments and releases shall be borne by MJN. Without limiting the foregoing, MJN shall use its commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign to the applicable person in the MJN Group all obligations or Liabilities of any nature whatsoever under the ISDA Master Agreement dated as of January 11, 2008, between BMS and Citibank, N.A. or other hedging agreements that constitute MJN Liabilities.

(b) If BMS or MJN is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable Person in the BMS Group shall continue to be bound by such agreements, leases, licenses and other obligations that constitute MJN Liabilities and, unless not permitted by law or the terms thereof, MJN shall, as agent or subcontractor for BMS or such other Person, as the case may be, pay, perform and discharge fully all such obligations or other Liabilities of BMS or such other Person that constitute MJN Liabilities, as the case may be, thereunder from and after the Separation Date. MJN shall indemnify each BMS Indemnitee, and hold each of them harmless against any Liabilities arising in connection therewith. Subject to the last sentence of Section 2.10(c), BMS shall, without further consideration, pay or remit, or cause to be paid or remitted, to MJN promptly all money, rights and other consideration received by it or any Person in its respective Group in respect of such performance. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, BMS shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any Person in its Group to MJN without payment of further consideration and MJN shall, without the payment of any further consideration, assume such rights and obligations.

SECTION 2.12. Novation of Assumed Liabilities other than MJN Liabilities. (a) Each of BMS and MJN, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that do not constitute MJN Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any Person in the BMS Group, so that, in any such case, the Persons in the BMS Group will be solely responsible for such Liabilities; provided, however, that neither BMS nor MJN shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested; provided further, however, that any legal fees or other administrative costs associated with obtaining such consents, approvals, substitution and amendments shall be borne by BMS.

(b) If BMS or MJN is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable Person in the MJN Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof, BMS shall cause a Person in the BMS Group, as agent or subcontractor for such Person in the MJN Group, to pay, perform and discharge fully all the obligations or other Liabilities of such Person in the MJN Group thereunder from and after the Separation Date. BMS shall indemnify each MJN Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith. MJN shall cause each Person in the MJN Group without further consideration, to pay and remit, or cause to be paid or remitted, to BMS or to another Person in the BMS Group specified by BMS promptly all money, rights and other consideration received by it or any Person in the MJN Group in respect of such performance. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, MJN shall promptly assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any Person in the MJN Group to BMS or to another Person in the BMS Group specified by BMS without payment of further consideration and BMS, without the payment of any further consideration shall, or shall cause such other Person in the BMS Group to, assume such rights and obligations.

SECTION 2.13. Value Added Tax. (a) Subject to Section 2.13(b), BMS and MJN agree that any VAT payable with respect to the transactions contemplated by any Local Asset Purchase Agreement shall, as between Seller and Buyer, be payable by Buyer in addition to the purchase price stated in such agreement and Buyer shall, immediately upon written demand being made by Seller (such demand being accompanied by a valid VAT tax invoice issued by Seller to Buyer and reasonable evidence of Seller’s liability to account for such VAT), pay to Seller the amount of VAT payable in respect of that transaction. If the relevant Tax Authorities subsequently determine that a supply should have been exempt, subject to a reduced rate of VAT or zero-rated for VAT purposes, either as the supply of a going concern or otherwise, Seller shall repay to Buyer the amount of any VAT previously paid by Buyer to the extent that Seller has actually received a refund from the relevant Taxing Authority.

(b) If the parties to any Local Asset Purchase Agreement agree that the transaction evidenced by such agreement meets the requirements for VAT exemption or zero-rating for VAT purposes as the supply of a going concern, then the provisions of Section 2.13(a) shall not apply and instead MJN and BMS (on behalf of the parties to any such agreement) agree that (i) such agreement evidences the supply of a going concern by Seller for VAT purposes and (ii) the transaction evidenced by such agreement is exempt or zero-rated (as applicable) for VAT purposes. If it later is ascertained or determined that the transaction is subject to VAT, the VAT will, as between Seller and Buyer, be payable by Buyer in addition to the purchase price stated in such Local Asset Purchase Agreement and Buyer shall, immediately upon written demand being made by Seller (such demand being accompanied by a valid VAT tax invoice issued by Seller to Buyer and reasonable evidence of Seller’s liability to account for such VAT), pay to Seller the amount of VAT payable in respect of that transaction. Buyer shall also pay to Seller, on written demand being made, any additional tax, penalty or interest levied on Seller in relation to such VAT (any such additional tax, penalty or interest, “Default VAT”), provided that the liability of Buyer to pay to Seller Default VAT shall only extend to Default VAT that has arisen up until the time that Buyer has paid to Seller an amount in cleared funds which, if paid by Seller to the relevant Taxing Authority, would ensure that no further liability for Default VAT would accrue in relation to the VAT payable in respect of this transaction.

ARTICLE III

The IPO and Actions Pending the IPO

SECTION 3.01. The IPO. BMS and MJN shall use their commercially reasonable efforts to consummate the IPO.

SECTION 3.02. Proceeds of the IPO. The IPO will be a primary offering of Class A Common Stock and the net proceeds of the IPO will be used as described in the Prospectus.

SECTION 3.03. Charter; By-laws. Prior to the effectiveness of the IPO Registration Statement, BMS and MJN will each take all actions that may be required to provide for the adoption by MJN of the Amended and Restated Certificate of Incorporation of MJN substantially in the form attached as Exhibit A and the Amended and Restated By-laws of MJN substantially in the form attached as Exhibit B.

ARTICLE IV

Closing of the Separation Transactions

SECTION 4.01. Separation Date. The closing of the transactions set forth in Article II (the “Separation”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 9:00 a.m. New York time on the date (the “Separation Date”) set for the pricing of the IPO.

ARTICLE V

Mutual Releases; Indemnification

SECTION 5.01. Release of Pre-Closing Claims. (a) Except as provided in Section 5.01(c) and Section 5.03, effective as of the Separation Date, MJN does hereby, for itself and for each of its Subsidiaries that is in the MJN Group as of the Separation Date, release and forever discharge BMS and each of its Subsidiaries that are in the BMS Group, and all Persons who at any time prior to the Separation Date have been stockholders, directors, officers, managers, members or agents of any Person in the BMS Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Separation Date, including in connection with the transactions and all other activities to implement the Separation and the IPO.

(b) Except as provided in Section 5.01(c) and Section 5.02, effective as of the Separation Date, BMS does hereby, for itself and for each of its Subsidiaries that is in the BMS Group, release and forever discharge MJN and each of its Subsidiaries that is in the MJN Group as of the Separation Date, and all Persons who at any time prior to the Separation Date have been stockholders, directors, officers, managers, members or agents of any Person in the MJN Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Separation Date, including in connection with the transactions and all other activities to implement the Separation and the IPO.

(c) Nothing contained in Section 5.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.04(b) or the applicable Schedules thereto not to terminate as of the Separation Date or Section 2.06, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any Persons in the BMS Group or the MJN Group that is specified in Section 2.04(b) or the applicable Schedules thereto as not to terminate as of the Separation Date, or any other Liability specified in such Section 2.04(b) as not to terminate as of the Separation Date;

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a Person in one Group from a Person in the other Group prior to the Separation Date;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a Person in one Group at the request or on behalf of a Person in the other Group;

(v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.01.

(d) MJN shall not, and shall not permit any Person in the MJN Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against BMS or any Person in the BMS Group, or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a). BMS shall not, and shall not permit any Person in the BMS Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against MJN or any Person in the MJN Group, or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).

(e) It is the intent of each of BMS and MJN, by virtue of the provisions of this Section 5.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Separation Date, between or among MJN or any Person in the MJN Group, on the one hand, and BMS or any Person in the BMS Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Separation Date), except as expressly set forth in Section 5.01(c). At any time, at the request of any other party, each party shall cause each Person in its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 5.02. Indemnification by MJN. Except as provided in Section 5.04, MJN shall, and shall cause each of its Subsidiaries that is in the MJN Group as of the Separation Date, to jointly and severally indemnify, defend and hold harmless BMS, each Person in the BMS Group and each of their respective directors, officers, managers, members and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “BMS Indemnitees”), from and against any and all Liabilities of the BMS Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any such Liabilities asserted by way of setoff, counterclaim or defense or enforcement of any Lien):

(i) the failure of MJN or any other Person in the MJN Group or any other Person to pay, perform or otherwise promptly discharge any MJN Liabilities in accordance with their respective terms, whether prior to or after the Separation Date;

(ii) any material breach by MJN or any Person in the MJN Group of this Agreement or any Ancillary Agreement that does not contain its own indemnification provisions; and

(iii) any untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment thereto) relating to such registration, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in the IPO Registration Statement or Prospectus or any other document filed by MJN or any Person in the MJN Group, including all documents incorporated therein by reference, with the Commission or otherwise used in connection with the IPO or the transactions contemplated thereby (collectively, the “IPO Documents”), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the indemnities set forth in this paragraph do not apply to statements or omissions in any IPO Documents based upon the representations and warranties of BMS set forth in Section 2.08(b). In connection with the foregoing, MJN shall, and shall cause each of its Subsidiaries that is in the MJN Group as of the Separation Date, to jointly and severally indemnify, defend and hold harmless each BMS Indemnitee:

(A) against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any Governmental Authority, commenced or threatened, or of any other claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of MJN; and

(B) against any and all reasonable expense whatsoever, as incurred (including reasonable fees and disbursements of counsel) incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any Governmental Authority, commenced or threatened, in each case whether or not such Person is a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (iii) above;

provided, however, that the indemnity contained in this subparagraph (iii) does not apply to any BMS Indemnitee with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission (A) made in reliance upon and in conformity with written information furnished to MJN by such BMS Indemnitee expressly for use in an IPO Document, or (B) if such untrue statement or omission or alleged untrue statement or omission was corrected in an amended or supplemented registration statement or prospectus and MJN had furnished copies thereof to the BMS Indemnitee from which the Person asserting such loss, liability, claim, damage, judgment or expense purchased the securities that are the subject thereof on a timely basis prior to the date of sale by such BMS Indemnitee to such Person.

Notwithstanding anything to the contrary herein, in no event will any BMS Indemnitee have the right to seek indemnification from any Person in the MJN Group with respect to any claim or demand against any Person in the BMS Group for the satisfaction of the Excluded Liabilities.

SECTION 5.03. Indemnification by BMS. Except as provided in Section 5.04, BMS shall, and shall cause each of its Subsidiaries that is in the BMS Group as of the Separation Date, to jointly and severally indemnify, defend and hold harmless MJN and each of their respective directors, officers, managers, members and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MJN Indemnitees”), from and against any and all Liabilities of the MJN Indemnitees relating to, arising out of or resulting from any of the following items (without duplication and including any Liabilities asserted by way of setoff, counterclaim or defense or enforcement of any Lien):

(i) the failure of BMS or any other Person in the BMS Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to or after the Separation Date; and

(ii) any material breach by BMS or any Person in the BMS Group of this Agreement or any Ancillary Agreement that does not contain its own indemnification provisions.

Notwithstanding anything to the contrary herein, in no event will any MJN Indemnitee have the right to seek indemnification from any Person in the MJN Group with respect to any claim or demand against any Person in the BMS Group for the satisfaction of the MJN Liabilities.

SECTION 5.04. Indemnification Obligations Net of Insurance Proceeds and Other Amounts; Shared Contract Liabilities. (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any Person in any Group to seek to collect or recover any Insurance Proceeds.

(c) If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim. In no event shall any party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

SECTION 5.05. Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the BMS Group or the MJN Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.02 or 5.03, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise, so long as such settlement or compromise contains an unconditional release of each Indemnitee, whether or not a party to such Third Party Claim), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 5.05(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (i) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (ii) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.05(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

(e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third Party Claim unless the settlement involves only monetary relief which the Indemnifying Party has agreed to pay and includes a full and unconditional release of the Indemnitee.

SECTION 5.06. Additional Matters. (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

SECTION 5.07. Limitations on Cross Indemnities for Shared Sites. Notwithstanding any provision to the contrary herein, any BMS Indemnitee, on the one hand, or any MJN Indemnitee, on the other hand, shall only be entitled to any indemnification or reimbursement from the other party pursuant to this Article V for any Environmental Liabilities relating to, arising out of or resulting from any (a) environmental assessment, investigation, testing or sampling (including of any ambient air, surface water, groundwater, land surface or subsurface strata, soil and sediments or at or within any building, structure, fixture or equipment) at any Shared Site, or any part thereof, in the absence of an order by a relevant Governmental Authority or in reasonable response to an immediate, imminent and substantial threat to human health or the environment as required under Environmental Laws or to an emergency event or condition involving personnel or property at such site to the extent: (i) the scope, protocol and schedule of any such environmental assessment, investigation, testing or sampling or any response, remediation or monitoring activities (“Environmental Work”) is mutually determined by the parties in consultation using good faith efforts; (ii) the “guest” at such site is afforded a reasonable opportunity to review and comment on all written communications, correspondence and data relating to such Environmental Work, and to attend and participate in discussions, meetings, negotiations and settlements with any Governmental Authority; (iii) any such environmental assessment, investigation, testing or sampling is completed within five (5) years after the date hereof; and (iv) the costs associated with such claim for indemnification do not exceed the costs required to comply with the minimum applicable standards and/or requirements under Environmental Law; or (b) reuse, recycling, or resale of any equipment unless the owner of such equipment specifically approves the equipment for reuse, recycling or resale.

SECTION 5.08. Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 5.09. Survival of Indemnities. The rights and obligations of each of BMS and MJN and their respective Indemnitees under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE VI

Certain Business Matters

SECTION 6.02. Certain Business Matters. (a) No Person in any Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any Person in the other Group, (ii) doing business with any potential or actual supplier or customer of any Person in the other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any Person in the other Group.

(b) Each of BMS and MJN is aware that from time to time certain business opportunities may arise which more than one Group may be financially able to undertake, and which are, from their nature, in the line of more than one Group’s business and are of practical advantage to more than one Group.

SECTION 6.03. Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

ARTICLE VII

Exchange of Information; Confidentiality

SECTION 7.01. Agreement for Exchange of Information; Archives. (a) Each of BMS and MJN, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Separation Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) After the Separation Date, MJN or BMS, as applicable, shall have access during regular business hours (as in effect from time to time) to the documents and records that relate to the Mead Johnson Business that are located in archives retained or maintained by BMS or that relate to the BMS Business that are located in archives retained or maintained by MJN, as applicable. MJN or BMS, as applicable, may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for reasonable periods of time if required for bona fide business purposes; provided, however, that MJN or BMS, as applicable, shall cause any such objects to be returned promptly in the same condition in which they were delivered to such party and shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects) that are then applicable to the providing party. MJN or BMS, as applicable, shall pay the applicable fee or rate per hour for archives research services (subject to increase from time to time to reflect rates then in effect) for the providing party generally. Nothing herein shall be deemed to restrict the access of the providing party to any such documents or objects or to impose any liability on the providing party if any such documents or objects are not maintained or preserved by such party.

(c) After the Separation Date, each of BMS and MJN (i) shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the Persons in the other Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) shall provide, or cause to be provided, to the other party (in such form as the providing party retains such Information for its own use) all financial and other data and Information as such requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

SECTION 7.02. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.01 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 7.03. Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

SECTION 7.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the Separation Date, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control on the Separation Date in accordance with the policies of BMS as in effect on the Separation Date or such other policies as may be reasonably adopted by the appropriate party after the Separation Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the Separation Date without first using its commercially reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to taxes, employee benefits or environmental liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

SECTION 7.05. Limitations of Liability. Except as otherwise provided in Article V, no party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 7.04.

SECTION 7.06. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

SECTION 7.07. Production of Witnesses; Records; Cooperation. (a) After the Separation Date, except in the case of an adversarial Action by one party or Persons in its Group against another party or Person in its Group, each party hereto will use its commercially reasonable efforts to make available to each other party, upon written request, the then current directors, officers, employees, other personnel and agents of the Person in its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other party shall make available to such Indemnifying Party, upon written request then current directors, officers, employees, other personnel and agents of the Persons in its respective Group as witnesses and any books, records or other documents within its control, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) The obligation of the parties to provide witnesses pursuant to this Section 7.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.07(a)).

(e) In connection with any matter contemplated by this Section 7.07 the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Person in any Group.

SECTION 7.08. Confidentiality. (a) Subject to Section 7.09, each of BMS and MJN, on behalf of itself and each Person in its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to the confidential and proprietary information of BMS pursuant to policies in effect as of the Separation Date, all Information concerning the other Group that is either in its possession (including Information in its possession prior to the Separation Date) or furnished the other Group or its respective directors, officers, managers, members, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any Person in such Group or any of their respective directors, officers, managers, members, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any Person in such party’s Group) which sources are not themselves bound by a confidentiality obligation or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

(b) Each party agrees not to release or disclose, or permit to be released or disclosed, any Information of the other Group to any other Person, except its directors, officers, managers, members, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.09.

SECTION 7.09. Protective Arrangements. In the event that any party or any Person in its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law (including pursuant to any rule or regulation of the Commission) or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any Person in any other party’s Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of such other party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested by such other party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Information may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority; provided, however, that such Person provides the other party upon request with a copy of the Information so disclosed.

ARTICLE VIII

Dispute Resolution

SECTION 8.01. Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Separation Date), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any Person in the BMS Group and the MJN Group.

SECTION 8.02. Escalation; Mediation. (a) It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute,

controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(b) If the parties are not able to resolve the dispute, controversy or claim (except those relating to Environmental Liabilities, which are addressed in Section 8.02 below) through the escalation process referred to above, then the matter shall be referred to mediation. The parties shall retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by either party.

(c) If the parties are not able to resolve any technical or factual dispute, controversy or claim relating to Environmental Liabilities through the escalation process referred to above, then the parties shall jointly retain a technical mediator, such as a third-party environmental consultant or other person with specific technical expertise in the matter involved in the dispute, controversy or claim to aid the parties in their discussions and negotiations. The technical mediator shall provide informal advice to the parties and, if requested by both parties, shall also provide a written opinion letter or report summarizing the matter in dispute, identifying any significant assumptions or informational gaps underlying that summary, and setting forth the conclusions and recommendations of the technical mediator. Unless mutually agreed by the parties in writing, any opinion expressed by the technical mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed or delivered by the technical mediator be admissible in any other proceeding. The technical mediator may be chosen from a list of experts previously selected by the parties or by other agreement of the parties. Costs related to the technical mediator’s work, including any investigation, data-gathering or sampling recommended by the technical mediator, shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Technical mediation shall be a prerequisite to the commencement of any action by either party.

SECTION 8.03. Court Actions. (a) In the event that any party, after complying with the provisions set forth in Section 8.02 above, desires to commence an

Action, such party, subject to Section 11.16, may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

(b) Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII, except to the extent such commitments are the subject of such dispute, controversy or claim.

ARTICLE IX

Further Assurances and Additional Covenants

SECTION 9.01. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, including the Non-U.S. Plan.

(b) Prior to, on and after the Separation Date, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer (including any Transfer Documents), and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by such other party hereto from time to time, consistent with the terms of this Agreement, including the Non-U.S. Plan, in order to effectuate the provisions and purposes of this Agreement and the transfers of the MJN Assets and the assignment and assumption of the MJN Liabilities and the other transactions contemplated hereby. Except as otherwise specifically provided in any Ancillary Agreement and without limiting the foregoing and Section 2.10, BMS will, at the reasonable request, cost and expense of MJN, take such other actions as may be reasonable necessary to vest in the applicable Person in the MJN Group good and marketable title, free and clear of any Lien, if and to the extent it is practicable to do so and so long as no Person in the BMS Group is materially adversely affected by taking such other actions.

(c) On or prior to the Separation Date, BMS and MJN in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by BMS, MJN or any other Subsidiary of MJN or BMS, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) BMS and MJN, and each of the Persons in their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of MJN or any Person in the MJN Group, on the one hand, or of BMS or any Person in the BMS Group, on the other hand, to provide any notification or disclosure required under any state property transfer requirements or other Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any Person in any Group to any Person in the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee or the Governmental Approvals required under Environmental Law for such Assets or operations, or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state property transfer requirements or other Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable or relevant Asset hereby assumes and agrees to pay any such Liability.

(e) Prior to the Separation Date, if one or both of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other party will provide such service.

(f) After the Separation Date, upon reasonable written notice, the parties shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Mead Johnson Business, the MJN Assets and the MJN Liabilities as is required by applicable law, including Section 404 of the Sarbanes-Oxley Act of 2002, or is reasonably necessary for financial reporting and accounting matters (including with respect to the preparation of any financial statements), letters of representation, reports or forms, the preparation and filing of any Tax returns or the defense of any Tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 9.01(f). Neither party shall be required by this Section 9.01(f) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

SECTION 9.02. No Use of Certain Names; Transitional License. (a) MJN shall as soon as reasonably practicable, and in any event within one hundred eighty (180) days after the Closing Date, revise sales and product literature, packaging and labeling to (i) delete all references to the BMS Names and (ii) delete all references to the customer service address or phone number of BMS or any Person in the BMS Group; provided, however, that, for a period of eighteen (18) months from the Separation Date, MJN and any Person in the MJN Group may continue to distribute sales and product literature and inventory constituting MJN Assets that uses any of the BMS Names, addresses or phone numbers to the extent that such sales and product literature and inventory constituting MJN Assets exists on the Separation Date or is manufactured within the ninety (90)-day period after the Separation Date, and BMS hereby grants to MJN the limited right and a royalty-free paid-up license to use BMS’s trademarks, trade dress, copyrights and other intellectual property owned by BMS (and covenants to cause each of the Persons in the BMS Group to grant MJN the limited right and a royalty-free paid-up license to use such Person’s trademarks, trade dress and copyrights under any copyrights and other intellectual property owned by such Person) that have been used in connection with the manufacture, distribution, marketing and sale of the products of MJN, to the extent necessary to allow MJN to use such sales and product literature and inventory constituting MJN Assets. In no event shall MJN use any BMS Names, addresses or phone numbers after the Separation Date in any manner or for any purpose different from the use of such BMS Names, addresses or phone numbers by the Business during the ninety (90)-day period preceding the Separation Date. “BMS Names” means “Bristol-Myers”, “Bristol-Myers Squibb”, “Bristol-Myers Squibb Company”, “E.R. Squibb & Sons”, “E.R. Squibb”, and “Squibb”, any variations and derivatives thereof and proprietary UPC codes relating thereto and any other logos or trademarks of BMS or of Persons in the BMS Group not included in the intellectual property constituting MJN Assets.

(b) As soon as reasonably practicable, and in any event within ten (10) business days following the Separation Date, to the extent necessary, MJN shall cause each Person in the MJN Group to change its corporate name to a name not including, or, in the reasonable judgment of BMS, not confusingly similar to, any of the BMS Names. As soon as reasonably practicable, and in any event within ten (10) business days following the Separation Date, to the extent necessary, MJN shall cause each Person in the MJN Group to amend or terminate any certificate of assumed name or d/b/a filing by such Person so as to eliminate their right to use any of the BMS Names or any name that, in the reasonable judgment of BMS is confusingly similar to any of the BMS Names.

(c) Notwithstanding Sections 9.02(a) and 9.02(b), MJN shall be entitled to use BMS Names to accurately reference entities and products which historically bore such names in historical descriptions of the Mead Johnson Business and its operations; provided, however, that BMS shall have the right to review and approve any such use prior to its use, such approval not to be unreasonably withheld.

SECTION 9.03. Limitation on Dividends and Distributions from BMS Vietnam Company Ltd. If the transfer of the shares of BMS Vietnam Company Ltd., a Vietnam company, to MJ Nutrition Holdings (Singapore) Pte Ltd, a Singapore company, or any other Person in the MJN Group, is not consummated on or prior to the Separation Date, whether as a result of the provisions of Section 2.10(b) or for any other reason, then after the Separation Date BMS shall not permit BMS Vietnam Company Ltd., directly or indirectly, to make a declaration or payment of any dividends or any other distributions of any sort in respect of its capital stock or other cash payment out of the ordinary course of business to BMS or any Person in the BMS Group without the written consent of MJN.

ARTICLE X

Termination

SECTION 10.01. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Separation Date by the mutual consent of BMS and MJN.

SECTION 10.02. Effect of Termination. In the event of any termination of this Agreement, no party to this Agreement (or any of its directors, officers, members or managers) shall have any Liability or further obligation to any other party.

ARTICLE XI

Miscellaneous

SECTION 11.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b) This Agreement, the Ancillary Agreements, the Exhibits, the Schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) Each party represents on behalf of itself as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 11.02. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, irrespective of the choice of laws principles of the State of New York, except to the extent the substantive laws of the State of Delaware are mandatorily applicable under Delaware law.

SECTION 11.03. Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party or parties hereto.

SECTION 11.04. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any BMS Indemnitee or MJN Indemnitee in their respective capacities as such, and except as expressly set forth in Section 2.01(b), (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including employees of the parties hereto) except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 11.05. Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to BMS, to:

with a copy to:

If to Mead Johnson Nutrition Company to:

with a copy to:

If to MJN Restructuring Holdco, Inc. to:

with a copy to:

Any party may, by notice to the other party, change the address to which such notices are to be given.

SECTION 11.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

SECTION 11.07. Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 11.08. Publicity. Prior to the Separation, each of the parties shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the IPO or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

SECTION 11.09. Expenses. Except as expressly set forth in this Agreement, BMS and MJN shall each be responsible for their own internal fees, costs and expenses and fees, costs and expenses of their own counsel. All other third party fees, costs and expenses paid or incurred in connection with the IPO and the Separation will be paid by MJN. Notwithstanding the foregoing, BMS will invoice MJN monthly with reasonable supporting details for the fees set forth and described in Schedule 11.09, and MJN will reimburse BMS in cash within 35 days pursuant to such invoice.

SECTION 11.10. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.11. Survival of Covenants. The covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation and the IPO and shall remain in full force and effect.

SECTION 11.12. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

SECTION 11.13. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 11.14. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

SECTION 11.15. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

SECTION 11.16. Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the United States located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; and (c) consents to the service of process at the address set forth for notices in Section 11.05 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law.

SECTION 11.17. Special Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS PROVIDED BELOW, IN NO EVENT WILL EITHER PARTY OR ANY PERSON IN ITS GROUP BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY DAMAGES, INCLUDING SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS (OTHER THAN DAMAGES OR LOST PROFITS CONSTITUTING EXCLUDED LIABILITIES), TO A PERSON WHO IS NOT IN EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 11.17.

IN WITNESS WHEREOF, the parties have caused this Separation Agreement to be executed by their duly authorized representatives.

BRISTOL-MYERS SQUIBB COMPANY,

by
Name:
Title:

MEAD JOHNSON NUTRITION COMPANY,

by
Name:
Title:

MJN RESTRUCTURING HOLDCO, INC.,

by
Name:
Title: